Exhibit 17.1

NETCAPITAL, INC.

RESIGNATION OF DIRECTOR

August 19, 2026

To the Board of Directors of Netcapital, Inc.:

I, CECILIA LENK, am a Director of Netcapital, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”).

I hereby resign my position as a Director of the Corporation, effective immediately.

This letter constitutes my written notice of resignation to the Corporation. I further represent that I have separately provided notice of my resignation to the other members of the Board of Directors of the Corporation.

I am tendering this resignation in connection with, and as a result of, the civil action captioned Securities and Exchange Commission v. Fanning, et al., Civil Action No. 26-13665 (D. Mass.), filed August 10, 2026. I have consented, without admitting or denying the allegations of the Complaint (except as to jurisdiction and as otherwise provided in the Final Judgment), to the entry of a Final Judgment which has been accepted by the Court. Among other things, the proposed Final Judgment permanently enjoins me from directly or indirectly participating in the issuance, purchase, offer, or sale of any security, other than for my own account. In light of that injunction, I do not believe I am able to continue serving as a Director of the Corporation.

CECILIA LENK

NETCAPITAL, INC.

RESIGNATION OF DIRECTOR

August 25, 2026

(Corrected and Restated August 25, 2026, solely to correct a scrivener’s error; originally dated and effective August 19, 2026)

To the Board of Directors of Netcapital, Inc.:

I, CECILIA LENK, am a Director of Netcapital, Inc., a corporation organized under the laws of the State of Utah (the “Corporation”).

I hereby resign my position as a Director of the Corporation, effective immediately.

This letter constitutes my written notice of resignation to the Corporation. I further represent that I have separately provided notice of my resignation to the other members of the Board of Directors of the Corporation.

I am tendering this resignation in connection with, and as a result of, the civil action captioned Securities and Exchange Commission v. Fanning, et al., Civil Action No. 26-13665 (D. Mass.), filed August 10, 2026. I have consented, without admitting or denying the allegations of the Complaint (except as to jurisdiction and as otherwise provided in the Final Judgment), to the entry of a Final Judgment which has been accepted by the Court. Among other things, the proposed Final Judgment permanently enjoins me from directly or indirectly participating in the issuance, purchase, offer, or sale of any security, other than for my own account. In light of that injunction, I do not believe I am able to continue serving as a Director of the Corporation.

CECILIA LENK